Exhibit 23.1

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 7, 2007, except for Note 7, as to which the date is April 9, 2007, relating to the financial statements of Vantage Energy Services, Inc. as of January 31, 2007 and for the period from inception (September 8, 2006) to January 31, 2007, included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-138565) and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ UHY LLP

UHY LLP

Houston, Texas
May 24, 2007